Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
NextG Networks Atlantic, Inc.	Virginia
NextG Networks of California, Inc.	Delaware
NextG Networks of Illinois, Inc.	Delaware
NextG Networks of NY, Inc.	Delaware